Exhibit 99.1

Cross Country Healthcare Announces Third Quarter 2023 Financial Results

BOCA RATON, Fla.--(BUSINESS WIRE)--November 1, 2023--Cross Country Healthcare, Inc. (the "Company") (Nasdaq: CCRN) today announced financial results for its third quarter ended September 30, 2023.

SELECTED FINANCIAL INFORMATION:

		Variance		Variance
		Q3 2023 vs		Q3 2023 vs
Dollars are in thousands, except per share amounts	Q3 2023	Q3 2022		Q2 2023
Revenue	$442,291	(30)%		(18)%
Gross profit margin*	22.0%	(60)	bps	(80)	bps
Net income attributable to common stockholders	$12,812	(63)%		(40)%
Diluted EPS	$0.36	$(0.57)		$(0.24)
Adjusted EBITDA*	$27,248	(57)%		(39)%
Adjusted EBITDA margin*	6.2%	(380)	bps	(200)	bps
Adjusted EPS*	$0.39	$(0.68)		$(0.30)
Cash flows provided by operations	$70,311	(50)%		(41)%

* Amounts represent measures not calculated in accordance with U.S. generally accepted accounting principles (GAAP) and are referred to as non-GAAP measures. Please refer to the accompanying discussion of how these non-GAAP financial measures are calculated and used under “Non-GAAP Financial Measures” and tables reconciling these measures to the closest GAAP measure, below.

Third Quarter Business Highlights

  Revenue, Adjusted EBITDA, and Adjusted EPS all within guidance ranges
  Signed largest Intellify® agreement to date with expected annual spend over $100 million
  Physician Staffing, Education and Homecare experienced year-over-year revenue growth
  Strong year to date operating cash flows of $236 million, ending Q3 with no debt
  Repurchased approximately 600,000 shares of common stock for $14.8 million

“Though the market remains challenging, especially for nursing, we are pleased with the growth in other lines of business like physician staffing, education, and homecare staffing,” said John A. Martins, President and Chief Executive Officer of Cross Country Healthcare. He continued, “I am especially pleased with our traction in the vendor neutral space, leveraging Intellify®, to secure several new clients this quarter. With our strong balance sheet and positive cash flows, we are well-positioned to continue making investments that lead to long-term profitable growth.”

Third quarter consolidated revenue was $442.3 million, a decrease of 30% year-over-year and 18% sequentially. Consolidated gross profit margin was 22.0%, down 60 basis points year-over-year and 80 basis points sequentially. Net income attributable to common stockholders was $12.8 million compared to $34.8 million in the prior year and $21.3 million in the prior quarter. Diluted earnings per share (EPS) was $0.36 compared to $0.93 in the prior year and $0.60 in the prior quarter. Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) was $27.2 million or 6.2% of revenue, as compared with $63.8 million or 10.0% of revenue in the prior year, and $44.4 million or 8.2% of revenue in the prior quarter. Adjusted EPS was $0.39 compared to $1.07 in the prior year and $0.69 in the prior quarter.

For the nine months ended September 30, 2023, consolidated revenue was $1.6 billion, a decrease of 26% year-over-year. Consolidated gross profit margin was 22.4%, flat year-over-year. Net income attributable to common stockholders was $63.6 million, or $1.78 per diluted share, compared to $149.7 million, or $3.97 per diluted share, in the prior year. Adjusted EBITDA was $123.8 million or 7.7% of revenue, as compared with $244.7 million or 11.2% of revenue in the prior year. Adjusted EPS was $1.92 compared to $4.17 in the prior year.

Quarterly Business Segment Highlights

Nurse and Allied Staffing

Revenue was $396.6 million, a decrease of 35% year-over-year and 20% sequentially. Contribution income was $39.2 million, a decrease from $77.8 million year-over-year and $56.5 million sequentially. Average field contract personnel on a full-time equivalent (FTE) basis were 9,849 as compared with 12,524 in the prior year and 11,385 in the prior quarter. Revenue per FTE per day was $434 compared to $526 in the prior year and $474 in the prior quarter. As expected, volume declined as clients continue to right-size their needs, and travel bill rates continued to normalize.

Physician Staffing

Revenue was $45.7 million, an increase of 92% year-over-year and increased 21% excluding the impact from acquisitions. Contribution income was $2.6 million, an increase from $0.8 million year-over-year and a decrease from $3.5 million sequentially. Total days filled were 23,004 as compared with 13,219 in the prior year and 23,826 in the prior quarter. Revenue per day filled was $1,986 as compared with $1,803 in the prior year and $1,902 in the prior quarter. The year-over-year increase in revenue was driven in part by an increase in volume in several specialties.

Cash Flow and Balance Sheet Highlights

Net cash provided by operating activities for the quarter was $70.3 million. For the nine months ended September 30, 2023, net cash provided by operating activities was $236.4 million as compared to $129.7 million in the prior year.

During the third quarter, the Company repurchased and retired a total of 0.6 million shares of the Company's common stock for an aggregate price of $14.8 million, at an average market price of $23.92 per share. As of September 30, 2023, the Company had 34.7 million unrestricted shares outstanding and $83.7 million remaining for share repurchases.

At September 30, 2023, the Company had $14.3 million in cash and cash equivalents. The Company had no borrowings drawn under its revolving senior secured asset-based credit facility (ABL) and $17.9 million of letters of credit outstanding. As of September 30, 2023, borrowing base availability under the ABL was $227.4 million, with $209.5 million of excess availability.

Outlook for Fourth Quarter 2023

The guidance below applies to management’s expectations for the fourth quarter of 2023.

	Q4 2023 Range	Year-over-Year	Sequential
		Change	Change

Revenue	$400 million - $410 million	(36)% - (35)%	(10)% - (7)%

Adjusted EBITDA*	$19.0 million - $24.0 million	(67)% - (58)%	(30)% - (12)%

Adjusted EPS*	$0.25 - $0.35	$(0.84) - $(0.74)	$(0.14) - $(0.04)
* Refer to discussion of non-GAAP financial measures and reconciliation tables below.

The above estimates are based on current management expectations and, as such, are forward-looking and actual results may differ materially. The above ranges do not include the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases.

INVITATION TO CONFERENCE CALL

The Company will hold its quarterly conference call on Wednesday, November 1, 2023, at 5:00 P.M. Eastern Time to discuss its third quarter 2023 financial results. This call will be webcast live and can be accessed at the Company’s website at ir.crosscountry.com or by dialing 888-566-1290 from anywhere in the U.S. or by dialing 773-799-3776 from non-U.S. locations - Passcode: Cross Country. A replay of the webcast will be available from November 1st through November 15th on the Company’s website and a replay of the conference call will be available by telephone by calling 866-361-4943 from anywhere in the U.S. or 203-369-0191 from non-U.S. locations - Passcode: 7168.

ABOUT CROSS COUNTRY HEALTHCARE

Cross Country Healthcare, Inc. is a market-leading, tech-enabled workforce solutions and advisory firm with 37 years of industry experience and insight. We help clients tackle complex labor-related challenges and achieve high-quality outcomes, while reducing complexity and improving visibility through data-driven insights. Diversity, equality, and inclusion is at the heart of the organization’s overall corporate social responsibility program, and closely aligned with our core values to create a better future for its people, communities, and its stockholders.

Copies of this and other press releases, as well as additional information about the Company, can be accessed online at ir.crosscountry.com. Stockholders and prospective investors can also register to automatically receive the Company’s press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

NON-GAAP FINANCIAL MEASURES

This press release and the accompanying financial statement tables reference non-GAAP financial measures, such as gross profit margin, adjusted EBITDA, and adjusted EPS. Such non-GAAP financial measures are provided as additional information and should not be considered substitutes for, or superior to, financial measures calculated in accordance with United States generally accepted accounting principles (GAAP). Such non-GAAP financial measures are provided for consistency and comparability to prior year results; furthermore, management believes they are useful to investors when evaluating the Company's performance as they exclude certain items that management believes are not indicative of the Company's future operating performance. Pro forma measures, if applicable, are adjusted to include the results of our acquisitions, and exclude the results of divestments, as if the transactions occurred in the beginning of the periods mentioned. Such non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. The financial statement tables that accompany this press release include a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure and a more detailed discussion of each financial measure; as such, the financial statement tables should be read in conjunction with the presentation of these non-GAAP financial measures.

In addition, forward-looking adjusted EBITDA and adjusted EPS for fiscal 2023 exclude potential charges or gains that may be recorded during the fiscal year, including among other things, the potential impact of any future divestitures, mergers, acquisitions, or other business combinations, changes in debt structure, or future significant share repurchases. We have not attempted to provide reconciliations of such forward-looking non-GAAP earnings guidance to the comparable GAAP measure, as permitted by Item 10(e)(1)(i)(B) of Regulation S-K, because the impact and timing of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the Company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of our financial performance.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this press release contains statements relating to our future results (including certain projections and business trends) that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Private Securities Litigation Reform Act of 1995, and are subject to the "safe harbor" created by those sections. Forward-looking statements consist of statements that are predictive in nature and/or depend upon or refer to future events. Words such as "expects", "anticipates", "intends", "plans", "believes", "estimates", "suggests", "appears", "seeks", "will", "could", and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. These factors include, but are not limited to, the following: the overall macroeconomic environment, including increased inflation and interest rates, demand for the healthcare services we provide, both nationally and in the regions in which we operate, our ability to attract and retain qualified nurses, physicians and other healthcare personnel, costs and availability of short-term housing for our travel healthcare professionals, the functioning of our information systems, the effect of cyber security risks and cyber incidents on our business, the effect of existing or future government regulation and federal and state legislative and enforcement initiatives on our business, our customers’ ability to pay us for our services, our ability to successfully implement our acquisition and development strategies, including our ability to successfully integrate acquired businesses and realize synergies from such acquisitions, the effect of liabilities and other claims asserted against us, the effect of competition in the markets we serve, our ability to successfully defend the Company, its subsidiaries, and its officers and directors on the merits of any lawsuit or determine its potential liability, if any, and other factors, including, without limitation, the risk factors set forth in Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed and updated in our Quarterly Reports on Form 10-Q and other filings with the SEC. You should consult any further disclosures the Company makes on related subjects in its filings with the SEC.

Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) we have correctly measured or identified all of the factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct, or (iv) our strategy, which is based in part on this analysis, will be successful. Except as may be required by law, the Company undertakes no obligation to update or revise forward-looking statements. All references to "the Company", "we", "us", "our", or "Cross Country" in this press release mean Cross Country Healthcare, Inc. and its consolidated subsidiaries.

Cross Country Healthcare, Inc.
Consolidated Statements of Operations
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2023	2022	2023	2023	2022

Revenue from services	$442,291	$636,098	$540,695	$1,605,693	$2,178,391
Operating expenses:
Direct operating expenses	344,932	492,553	417,556	1,245,772	1,689,647
Selling, general and administrative expenses	69,627	80,706	78,938	232,825	243,568
Bad debt expense	2,355	1,101	3,134	10,397	6,662
Depreciation and amortization	4,540	3,214	4,432	13,876	9,414
Restructuring costs	348	2,493	913	1,690	1,859
Legal settlement charges	—	—	—	1,125	—
Impairment charges	186	3,856	533	719	5,597
Total operating expenses	421,988	583,923	505,506	1,506,404	1,956,747
Income from operations	20,303	52,175	35,189	99,289	221,644
Other expenses (income):
Interest expense	669	3,498	3,149	7,508	10,876
Loss on early extinguishment of debt	—	—	1,723	1,723	1,912
Other expense (income), net	134	(27)	11	133	(1,119)
Income before income taxes	19,500	48,704	30,306	89,925	209,975
Income tax expense	6,688	13,911	8,961	26,332	60,305
Net income attributable to common stockholders	$12,812	$34,793	$21,345	$63,593	$149,670

Net income per share attributable to common stockholders - Basic	$0.37	$0.94	$0.60	$1.80	$4.02

Net income per share attributable to common stockholders - Diluted	$0.36	$0.93	$0.60	$1.78	$3.97

Weighted average common shares outstanding:
Basic	34,954	37,101	35,351	35,386	37,200
Diluted	35,152	37,492	35,524	35,742	37,741

Cross Country Healthcare, Inc.
Reconciliation of Non-GAAP Financial Measures
(Unaudited, amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2023	2022	2023	2023	2022
Adjusted EBITDA:[a]
Net income attributable to common stockholders	$12,812	$34,793	$21,345	$63,593	$149,670
Interest expense	669	3,498	3,149	7,508	10,876
Income tax expense[b]	6,688	13,911	8,961	26,332	60,305
Depreciation and amortization	4,540	3,214	4,432	13,876	9,414
Acquisition and integration-related costs	13	490	64	59	530
Restructuring costs[c]	348	2,493	913	1,690	1,859
Legal settlements and fees[d]	—	—	—	1,125	—
Impairment charges[e]	186	3,856	533	719	5,597
Loss on disposal of fixed assets	43	—	—	43	25
Loss on early extinguishment of debt[f]	—	—	1,723	1,723	1,912
Loss (gain) on lease termination[g]	96	(9)	—	104	(1,094)
Other (income) expense, net	(5)	(19)	11	(14)	(51)
Equity compensation	1,433	1,491	2,205	5,413	5,206
System conversion costs[h]	425	74	1,104	1,658	441
Adjusted EBITDA[a]	$27,248	$63,792	$44,440	$123,829	$244,690
Adjusted EBITDA margin[a]	6.2%	10.0%	8.2%	7.7%	11.2%

Adjusted EPS:[i]
Numerator:
Net income attributable to common stockholders	$12,812	$34,793	$21,345	$63,593	$149,670
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs	13	490	64	59	530
Restructuring costs[c]	348	2,493	913	1,690	1,859
Legal settlements and fees[d]	—	—	—	1,125	—
Impairment charges[e]	186	3,856	533	719	5,597
Loss on early extinguishment of debt[f]	—	—	1,723	1,723	1,912
System conversion costs[h]	425	74	1,104	1,658	441
Tax impact of non-GAAP adjustments	(208)	(1,802)	(1,132)	(1,767)	(2,679)
Adjusted net income attributable to common stockholders - non-GAAP	$13,576	$39,904	$24,550	$68,800	$157,330

Denominator:
Weighted average common shares - basic, GAAP	34,954	37,101	35,351	35,386	37,200
Dilutive impact of share-based payments	198	391	173	356	541
Adjusted weighted average common shares - diluted, non-GAAP	35,152	37,492	35,524	35,742	37,741

Reconciliation:
Diluted EPS, GAAP	$0.36	$0.93	$0.60	$1.78	$3.97
Non-GAAP adjustments - pretax:
Acquisition and integration-related costs	—	0.01	—	—	0.01
Restructuring costs[c]	0.01	0.07	0.03	0.05	0.05
Legal settlements and fees[d]	—	—	—	0.03	—
Impairment charges[e]	0.01	0.10	0.01	0.02	0.15
Loss on early extinguishment of debt[f]	—	—	0.05	0.05	0.05
System conversion costs[h]	0.01	—	0.03	0.04	0.01
Tax impact of non-GAAP adjustments	—	(0.04)	(0.03)	(0.05)	(0.07)
Adjusted EPS, non-GAAP[i]	$0.39	$1.07	$0.69	$1.92	$4.17

Cross Country Healthcare, Inc.
Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	September 30,	December 31,
	2023	2022

Assets
Current assets:
Cash and cash equivalents	$14,301	$3,604
Accounts receivable, net	410,373	641,611
Income taxes receivable	5,239	10,915
Prepaid expenses	4,779	11,067
Insurance recovery receivable	7,807	7,434
Other current assets	2,730	1,042
Total current assets	445,229	675,673
Property and equipment, net	26,262	19,662
Operating lease right-of-use assets	2,628	3,254
Goodwill	135,430	163,268
Other intangible assets, net	57,256	44,723
Deferred tax assets	6,534	7,092
Insurance recovery receivable	22,329	23,058
Cloud computing	5,455	4,460
Other assets	6,616	6,649
Total assets	$707,739	$947,839

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$114,797	$185,507
Accrued compensation and benefits	57,420	72,605
Operating lease liabilities	2,782	4,132
Earnout liability	6,910	7,500
Other current liabilities	1,669	1,896
Total current liabilities	183,578	271,640
Debt	—	148,735
Operating lease liabilities	3,040	4,880
Accrued claims	32,652	35,881
Earnout liability	5,000	18,000
Uncertain tax positions	9,906	7,646
Other liabilities	3,902	3,838
Total liabilities	238,078	490,620

Commitments and contingencies

Stockholders' equity:
Common stock	4	4
Additional paid-in capital	241,732	292,876
Accumulated other comprehensive loss	(1,394)	(1,387)
Retained earnings	229,319	165,726
Total stockholders' equity	469,661	457,219
Total liabilities and stockholders' equity	$707,739	$947,839

Cross Country Healthcare, Inc.
Segment Data[j]
(Unaudited, amounts in thousands)

	Three Months Ended						Year-over- Year	Sequential
	September 30,	% of	September 30,	% of	June 30,	% of	% change	% change
	2023	Total	2022	Total	2023	Total	Fav (Unfav)	Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$396,595	90%	$612,270	96%	$495,376	92%	(35)%	(20)%
Physician Staffing	45,696	10%	23,828	4%	45,319	8%	92%	1%
	$442,291	100%	$636,098	100%	$540,695	100%	(30)%	(18)%

Contribution income:[k]
Nurse and Allied Staffing	$39,226		$77,838		$56,481		(50)%	(31)%
Physician Staffing	2,576		837		3,541		208%	(27)%
	41,802		78,675		60,022		(47)%	(30)%

Corporate overhead[l]	16,412		16,447		18,891		—%	13%
Depreciation and amortization	4,540		3,214		4,432		(41)%	(2)%
Restructuring costs[c]	348		2,493		913		86%	62%
Impairment charges[e]	186		3,856		533		95%	65%
Other costs	13		490		64		97%	80%
Income from operations	$20,303		$52,175		$35,189		(61)%	(42)%

	Nine Months Ended						Year-over- Year
	September 30,	% of	September 30,	% of			% change
	2023	Total	2022	Total			Fav (Unfav)

Revenue from services:
Nurse and Allied Staffing	$1,474,273	92%	$2,109,293	97%			(30)%
Physician Staffing	131,420	8%	69,098	3%			90%
	$1,605,693	100%	$2,178,391	100%			(26)%

Contribution income:[k]
Nurse and Allied Staffing	$162,876		$285,506				(43)%
Physician Staffing	7,841		3,822				105%
	170,717		289,328				(41)%

Corporate overhead[l]	53,959		50,284				(7)%
Depreciation and amortization	13,876		9,414				(47)%
Restructuring costs[c]	1,690		1,859				9%
Legal settlement charges[d]	1,125		—				(100)%
Impairment charges[e]	719		5,597				87%
Other costs	59		530				89%
Income from operations	$99,289		$221,644				(55)%

Other costs include acquisition and integration-related costs.

Cross Country Healthcare, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2023	2022	2023	2023	2022

Net cash provided by operating activities	$70,311	$140,627	$119,248	$236,424	$129,730
Net cash used in investing activities	(3,408)	(2,915)	(3,996)	(10,900)	(6,763)
Net cash used in financing activities	(53,273)	(107,661)	(114,871)	(214,825)	(93,674)
Effect of exchange rate changes on cash	(2)	(10)	1	(2)	(9)
Change in cash and cash equivalents	13,628	30,041	382	10,697	29,284
Cash and cash equivalents at beginning of period	673	279	291	3,604	1,036
Cash and cash equivalents at end of period	$14,301	$30,320	$673	$14,301	$30,320

Cross Country Healthcare, Inc.
Other Financial Data
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	September 30,	June 30,	September 30,	September 30,
	2023	2022	2023	2023	2022

Revenue from services	$442,291	$636,098	$540,695	$1,605,693	$2,178,391
Less: Direct operating expenses	344,932	492,553	417,556	1,245,772	1,689,647
Gross profit	$97,359	$143,545	$123,139	$359,921	$488,744
Consolidated gross profit margin[m]	22.0%	22.6%	22.8%	22.4%	22.4%

Nurse and Allied Staffing statistical data:
FTEs[n]	9,849	12,524	11,385	11,251	13,157
Average Nurse and Allied Staffing revenue per FTE per day[o]	$434	$526	$474	$476	$582

Physician Staffing statistical data:
Days filled[p]	23,004	13,219	23,826	68,927	38,703
Revenue per day filled[q]	$1,986	$1,803	$1,902	$1,907	$1,785

(a)

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders before interest expense, income tax expense (benefit), depreciation and amortization, acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on disposal of fixed assets, gain or loss on lease termination, gain or loss on sale of business, other expense (income), net, equity compensation, and system conversion costs. Adjusted EBITDA is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EBITDA because it believes that Adjusted EBITDA is a useful supplement to net income attributable to common stockholders as an indicator of operating performance. Management uses Adjusted EBITDA for planning purposes and as one performance measure in its incentive programs for certain members of its management team. Adjusted EBITDA, as defined, closely matches the operating measure as defined by the Company's credit facilities. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by the Company's consolidated revenue.

(b)	Income taxes for the 2023 three and nine month periods reflected a decrease in book income.
(c)	Restructuring costs were primarily comprised of employee termination costs, lease-related exit costs, and reorganization costs as part of planned cost savings initiatives.
(d)

Legal settlements and fees included legal settlement charges as presented on the consolidated statements of operations, as well as legal fees pertaining to non-operational legal matters outside the normal course of operations, which are included in selling, general and administrative expenses. For the nine months ended September 30, 2023, the Company incurred $1.1 million, including legal fees, to settle a wage and hour class action lawsuit.

(e)

Impairment charges of $0.7 million for the nine months ended September 30, 2023 were comprised of $0.2 million related to right-of-use assets and related property in connection with vacated leases in the third quarter of 2023, and $0.5 million in the second quarter of 2023 related to the write-off of an IT project. Impairment charges for the nine months ended September 30, 2022 were comprised of $2.0 million related to right-of-use assets and related property in connection with leases that were vacated and $1.9 million primarily related to the write-off of an IT project in the third quarter of 2022, and $1.7 million in the first quarter of 2022 related to right-of-use assets and related property in connection with vacated leases.

(f)

Loss on early extinguishment of debt for the nine months ended September 30, 2023 consisted of the write-off of debt issuance costs related to the payoff and termination of the term loan on June 30, 3023. Loss on early extinguishment of debt for the nine months ended September 30, 2022 consisted of a prepayment premium and the write-off of debt issuance costs related to an optional prepayment on the term loan in the second quarter of 2022.

(g)

The gain on lease termination for the nine months ended September 30, 2022 was primarily a result of the early termination of the lease for one of the Company's corporate offices, recognized in the second quarter of 2022.

(h)

System conversion costs include ERP system costs related to the upgrading and integrating of our middle and back-office platforms, with certain development costs capitalized and amortized in accordance with the Company's policies, and applicant tracking system costs related to the Company's project to replace its legacy system supporting its travel nurse staffing business.

(i)

Adjusted EPS, a non-GAAP financial measure, is defined as net income (loss) attributable to common stockholders per diluted share before the diluted EPS impact of acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal settlements and fees, impairment charges, gain or loss on derivative, loss on early extinguishment of debt, gain or loss on sale of business, system conversion costs, and nonrecurring income tax adjustments. Adjusted EPS is not and should not be considered a measure of financial performance under GAAP. Management presents Adjusted EPS because it believes that Adjusted EPS is a useful supplement to its reported EPS as an indicator of operating performance. Management believes it provides a more useful comparison of the Company's underlying business performance from period to period and is more representative of the future earnings capacity of the Company. Quarterly non-GAAP adjustment may vary due to rounding.

(j)	Segment data is provided in accordance with the Segment Reporting Topic of the Financial Accounting Standards Board Accounting Standards Codification.
(k)

Contribution income is defined as income (loss) from operations before depreciation and amortization, acquisition and integration-related (benefits) costs, restructuring (benefits) costs, legal settlement charges, impairment charges, and corporate overhead. Contribution income is a financial measure used by management when assessing segment performance.

(l)

Corporate overhead includes unallocated executive leadership and other centralized corporate functional support costs such as finance, IT, legal, human resources, and marketing, as well as public company expenses and corporate-wide projects (initiatives).

(m)

Gross profit is defined as revenue from services less direct operating expenses. The Company's gross profit excludes allocated depreciation and amortization expense. Gross profit margin is calculated by dividing gross profit by revenue from services.

(n)	FTEs represent the average number of Nurse and Allied Staffing contract personnel on a full-time equivalent basis.
(o)	Average revenue per FTE per day is calculated by dividing Nurse and Allied Staffing revenue, excluding permanent placement, per FTE by the number of days worked in the respective periods.
(p)	Days filled is calculated by dividing the total hours invoiced during the period, including an estimate for the impact of accrued revenue, by 8 hours.
(q)	Revenue per day filled is calculated by dividing revenue as reported by days filled for the period presented.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, Executive Vice President & Chief Financial Officer
561-237-2555
wburns@crosscountry.com